Exhibit 99.1

NBTY, Inc. Announces $1,075 Million Senior Notes Offering

Ronkonkoma, NY, April 15, 2016 — NBTY, Inc. (the “Company”) today announced that it intends to commence an offering of $1,075 million in aggregate principal amount of senior notes due 2021 (the “Notes”) in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), subject to revisions based on market conditions at the time of the offering.  Estimated completion of the transaction is expected to be during the Company’s third fiscal quarter.  The Company expects to use the proceeds from the offering, net of initial purchaser discounts and commissions, together with proceeds from the expected refinancing of the Company’s existing senior secured credit facilities and cash on hand, to (i) fund the redemption of all of the outstanding 7.75%/8.50% Contingent Cash Pay Senior Notes due 2017 issued by Alphabet Holding Company, Inc., the parent company of the Company (“Holdings”), (ii) redeem all of the Company’s 9% Senior Notes due 2018, (iii) repay all outstanding borrowings under the Company’s existing senior secured credit facilities and (iv) pay related transaction fees and expenses. The closing of the offering will occur substantially concurrently with, and is conditioned upon, the closing of the Company’s new senior secured credit facilities.

The Notes will be offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or the securities laws of any state or jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This release shall not constitute an offer to sell or the solicitation of an offer to purchase the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company and its business. These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.

Readers are cautioned not to place undue reliance on forward-looking statements. The Company cannot guarantee future results, trends, events, levels of activity, performance or achievements. The Company does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as the Company’s current plans, estimates and beliefs.

Contact

Michael Enright
NBTY, Inc
Phone: (631) 200-2067

E-mail: MEnright@nbty.com